Exhibit 10.17

RETENTION BONUS AGREEMENT

This retention bonus agreement (the “Agreement”) is made and entered into by and between Mogens Smed (the “Employee”) and DIRTT Environmental Solutions Ltd. (hereinafter “DIRTT” or the “Corporation”) as of the 17th day of January, 2018.

RECITALS

WHEREAS, the Employee is employed by DIRTT as of the date hereof;

WHEREAS, the Employee possesses certain skills unique and valuable to DIRTT’s business following the date hereof and DIRTT is committed to the Employee’s continued employment;

WHEREAS, DIRTT believes that it is in the best interests of the Corporation to provide the Employee with an incentive to remain in employment with DIRTT in order to assist in achieving the goals of the Corporation;

WHEREAS, the Employee has entered into an executive employment agreement amendment, dated January 17, 2018 (the “Amendment Agreement”), pursuant to which the Employee agreed to undertake a new role and title as Executive Chair of the Corporation and to support the Corporation’s management transition plan as communicated to the Employee, in consideration of which the Corporation agreed to offer the Employee a one-time retention bonus, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee with DIRTT, the parties agree as follows:

1.         Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)       “Board” shall mean the Board of Directors of the Corporation.

(b)       “Disability” shall mean any physical or mental incapacity, disease or affliction of the Employee (as determined by a legally qualified medical practitioner or by a court) which has prevented or which will prevent the Employee from performing the essential duties of his position with DIRTT (taking into account reasonable accommodation by the Corporation as applicable) for a continuous period of six (6) months or any cumulative period of 270 days in any 18 consecutive month period.

(c)       “Executive Employment Agreement” shall mean the executive employment agreement between the Employee and the Corporation dated October 21, 2013, as amended by the Amendment Agreement.

(d)       “Good Reason” has the meaning set forth in the Executive Employment Agreement, and if no such definition exists, “Good Reason” shall mean any one or more of the following: (i) without the express written consent of the Employee, any material change or diminution of the Employee’s title, duties or reporting relationship; (ii) any reduction in the Employee’s aggregate annual compensation eligibility, including his base salary, benefits, pensions, variable and incentive compensation, perquisites and allowances, of more than 10%; (iii) any material breach by the Corporation of the Executive Employment Agreement; or (iv) any other reason that would be considered by a court of competent jurisdiction to amount to a constructive dismissal at common law; provided that, the Employee has provided the Corporation with written notice of the acts or omissions constituting grounds for Good Reason, and the Corporation shall have thirty (30) days to rectify any error or omission.

(e)      “Just Cause” has the meaning set forth in the Executive Employment Agreement, and if no such definition exists, “Just Cause” shall mean any one or more of the following: (i) fraud, misappropriation of the property or funds of the Corporation, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Employee; (ii) the willful allowance by the Employee of the Employee’s duty to the Corporation and his personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature; (iii) the Employee’s willful violation of any material provision of the Executive Employment Agreement, including, without limitation, any non-competition, non-solicitation or confidentiality covenants therein; (iv) the Employee’s willful violation of the Corporation’s employment policies; (v) the Employee’s conviction of any summary conviction offence or indictable offence; (vi) the Employee’s failure to substantially perform his duties under the Executive Employment Agreement, which failure cannot be cured or is not cured within thirty (30) calendar days after written notice from the Corporation, as long as the Employee is not prevented from performing or curing by actions outside his control; or (vii) any other act or omission that would be considered by a court of competent jurisdiction to amount to a cause at common law.

(f)      “Retention Bonus Earned Date” shall mean March 31, 2019.

(g)      “Retention Bonus Payment Date” shall mean February 1, 2018.

(h)      “Trading Days” means calendar days on which the Toronto Stock Exchange is open for trading, whether consecutive or cumulative, provided that such period shall exclude any Black-out Period (as defined under the Corporation’s Disclosure and Insider Trading Policy) that would restrict the Employee from trading such Employee’s common shares of DIRTT on such exchange.

2.        Eligibility for Retention Bonus.

(a)      Retention Bonus. The Employee will earn a one-time retention bonus (“Retention Cash Bonus”) in the gross amount before all applicable taxes and other statutory deductions of $1,000,000 CDN, provided the Employee: (i) remains employed by DIRTT through the Retention Bonus Earned Date and does not resign his employment with the Corporation for any reason other than Good Reason and is not terminated by the Corporation for Just Cause prior to the Retention Bonus Earned Date; (ii) performs the Employee’s duties and satisfactorily supports the Corporation’s management transition plan (as referred to above), including in all public statements made by the Employee, each as evaluated by the Board in its sole discretion acting reasonably; and (iii) complies at all times with the Employee’s confidentiality obligations under Section 4(b) and non-disparagement obligations under Section 4(c) hereof (together, the “Eligibility Requirements”). For greater clarity, provided the Eligibility Requirements have otherwise been satisfied, the Employee (or his estate, as applicable) will not be disentitled to the Retention Cash Bonus (or a portion thereof) if the Employee dies or suffers a Disability.

(b)      Timing of Retention Bonus. DIRTT will advance the Retention Cash Bonus to the Employee on the Retention Bonus Payment Date, provided that the Employee remains employed by DIRTT on such date. The Retention Cash Bonus, (i) will not be earned in full until the Employee meets the Eligibility Requirements, and (ii) is subject to Sections 2(c) and (d) hereof.

(c)      100% Clawback of Bonus. The Employee shall repay to the Corporation 100% of the Retention Cash Bonus if at any time prior to September 30, 2018: (i) the Employee’s employment with DIRTT is terminated by the Employee without Good Reason or the Employee’s employment is terminated by DIRTT for Just Cause, in which case such repayment shall be made in full within 45 Trading Days of his last day of active employment by the Corporation, or (ii) the Employee breaches Section 4(b) hereof, in which case repayment shall be made in full within 45 Trading Days of the date that the Board delivers written notice to the Employee that he has breached Section 4(b) hereof.

(d)      50% Clawback of Bonus. The Employee shall repay to the Corporation 50% of the Retention Cash Bonus if at any time prior to March 31, 2019: (i) the Employee’s employment with DIRTT is terminated by the Employee without Good Reason or the Employee’s employment is terminated by DIRTT for Just Cause, in which case such repayment shall be made in full within 45 Trading Days of his last day of active employment by the Corporation, or (ii) the Employee breaches Section 4(b) hereof, in which case repayment shall be made in full within 45 Trading Days of the date that the Board delivers written notice to the Employee that he has breached Section 4(b) hereof.

3.        Employment. This Agreement does not guarantee or imply any right to continued employment for any period whatsoever.

4.        Miscellaneous Provisions.

(a)      Entire Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement may not be modified except in a writing signed by both of the parties. Nothing in this Agreement shall effect the existence or enforceability of any prior agreements entered into between the Employee and DIRTT unrelated to the subject matter of this Agreement.

(b)      Confidentiality. The Employee will not disclose to any persons the terms or existence of this Agreement, except: (i) as required by law; (ii) to the Employee’s immediate family and his legal, financial or tax advisors; (iii) after DIRTT has intentionally done so; or (iv) to assert the Employee’s rights or entitlements under this Agreement. The Employee acknowledges and agrees that any breach by the Employee of this confidentiality undertaking will be deemed to be a breach of the Eligibility Requirements. This confidentiality undertaking is in addition to, and not in limitation of, any other confidentiality agreements or similar obligations relating to DIRTT by which the Employee may be bound. The confidentiality obligations of this section 4(b) shall survive termination of the Agreement.

(c)      Non-Disparagement. The Employee hereby undertakes and agrees that he will at no time defame, disparage, denigrate, or make any derogatory or negative remarks about or concerning, the Corporation and its affiliates, related companies, parents, divisions, subsidiaries, predecessors, successors and assigns, and its and their respective current and former officers, directors, employees, agents, owners, advisors, administrators and insurers, in any way, whether verbally or in writing (including, without limitation, via social media, the internet or any other electronic medium). The Employee hereby confirms that this non-disparagement undertaking is a material term of this Agreement, the absence of which would have resulted in the Corporation refusing to agree to the terms and conditions of this Agreement. The Employee further acknowledges and agrees that any breach by the Employee of this non-disparagement undertaking will be deemed to be a breach of the Eligibility Requirements.

(d)      Withholdings. All payments made pursuant to this Agreement will be subject to withholding on account of all applicable taxes, deductions, contributions, premiums, or other applicable withholdings.

(e)      Binding on Successors. This Agreement shall be binding upon DIRTT’s successors and assigns. The Employee agrees that the benefits and obligations under this Agreement are personal to the Employee and that the Employee may not dispose of, assign, or otherwise transfer them to any person. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of DIRTT or any of its subsidiaries, affiliates or assigns to whose employ of the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)      Severability. If any part of this Agreement will be deemed illegal, invalid or unenforceable the parties will endeavor to replace it by another provision that will as closely as possible reflect their original intention. The validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(h)      Additional Obligations. The Employee’s obligations under this Agreement shall be independent of, and unaffected by, and shall not affect, the Employee’s obligations under other agreements binding the Employee which apply to the Employee’s activities during and/or subsequent to the Employee’s employment by DIRTT.

(i)      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Corporation and the Employee irrevocably submit to the exclusive jurisdiction of the courts of Alberta in respect of all matters relating to this Agreement.

(j)      Advice of Legal Counsel. The Employee acknowledges and represents that, in executing this Agreement, he has had the opportunity to seek advice as to the Employee’s legal rights from legal counsel and that he has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

*** Signature Page Follows ***

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of DIRTT by its duly authorized officer, as of the date first written above.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:	/s/ Steve Parry
Steve Parry

Title:	Lead Director

/s/ Mogens Smed
Mogens Smed

*** Signature Page to Retention Bonus Agreement ***